Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) to be filed with the Securities and Exchange Commission on August 10, 2009, pertaining to the Marriott International, Inc. Stock and Cash Incentive Plan Savings Plan, As Amended and the Marriott International, Inc. Executive Deferred Compensation Plan, As Amended of our reports dated February 12, 2009, with respect to the consolidated financial statements of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2009, and the effectiveness of internal control over financial reporting of Marriott International, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

August 7, 2009